Exhibit 99.1

                        American Banknote Corporation
                               410 Park Avenue
                          New York, NY  10022-4407

Contact: Jean Marie Young
         Director Investor Relations
         (212) 593-5700
                                               FOR IMMEDIATE RELEASE

                  AMERICAN BANKNOTE CORPORATION ANNOUNCES
         NONPAYMENT OF INTEREST ON 11 1/4% SENIOR SUBORDINATED NOTES
                  AND CONTINUING RESTRUCTURING DISCUSSIONS


NEW YORK, June 30, 1999 - In furtherance of its restructuring efforts, American Banknote Corporation (NYSE:ABN ) announced today that it will forego making the $5.3 million interest payment payable on June 30, 1999 (including the applicable 30-day grace period) on its 11 1/4% Senior Subordinated Notes due 2007.

The Company's advisor, The Blackstone Group, has held discussions with an informal committee of Subordinated Note holders, who hold more than 85% of the Notes, on the terms of a consensual restructuring converting all or a substantial portion of that debt to equity. However, there can be no assurance that the Company will be able to reach any agreement with the holders of these Notes.

Morris Weissman, Chairman and Chief Executive Officer of American Banknote Corporation, commented, "These are important steps for the Company and we are encouraged by the possibility that a consensual, prearranged restructuring may be achieved in the very near future."

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce.

Statements regarding a future restructuring or about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-look statements are specified in the Company's filings under the Securities Exchange Act of 1934, as amended, on file with the Securities and Exchange Commission.


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